Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of OSI Systems, Inc. (the “Company”) (Form S-3 No. 333-73618, 333-75228, 333-100791, 333-101716, 333-119704, and 333-148937; and Form S-8 No. 333-45049, 333-69433, 333-106176, 333-122674, 333-132142, 333-148936, 333-157032, 333-173758, 333-190693, 333-213552, and 333-222956) of our report dated August 27, 2019, relating to the Company’s consolidated financial statements  (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Accounting Standards Codification Topic No. 606), and the effectiveness of internal control over financial reporting of the Company, appearing in this Annual Report (Form 10-K) for the year ended June 30, 2019.

/s/ Moss Adams LLP

Los Angeles, California

August 27, 2019